Exhibit 99.1


News Release



                 MANAGEMENT DIRECTORS STEP DOWN FROM MMC BOARD;
         DIRECTORS DELAY DECISION ON FIRST QUARTER 2005 DIVIDEND PAYMENT


NEW YORK, NEW YORK, November 18, 2004--Marsh & McLennan Companies, Inc. (MMC) announced today that five members of its Board of Directors, who are also executives of the company, have stepped down from their positions on the Board.

Those leaving the Board include Mathis Cabiallavetta, vice chairman, MMC; Peter Coster, president, Mercer Inc.; Charles A. Davis, vice chairman, MMC and chairman and chief executive officer, MMC Capital, Inc.; Ray J. Groves, senior advisor, Marsh Inc.; and A.J.C. Smith, chairman, Putnam Investments and former chairman, MMC.

Robert Erburu, lead director of MMC's Board of Directors, said: "This step is in keeping with the company's commitment to adhering to corporate governance best practices. The Board appreciates the services of these executives."

The company's Board of Directors now consists of Michael G. Cherkasky, the company's president and chief executive officer, and ten outside members of the Board.

The company also announced that the Board of Directors today decided to defer its decision with respect to the company's dividend for the first quarter of 2005, pending completion of its review of Marsh's business model and ongoing regulatory matters.

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MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 60,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.
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This press release may contain forward-looking statements, which by their very nature involve risks and uncertainties. Please refer to Marsh & McLennan Companies, Inc.'s most recent Current Reports on Form 8-K for "Information Concerning Forward-Looking Statements" and a description of factors that may cause actual results to differ from those contemplated by such statements.